UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2013

Net Element International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34887	98-0668024
(State or other jurisdiction of incorporation)	(Commission (File Number)	(I.R.S. Employer Identification No.)

3363 NE 163rd Street, Suite 705, North Miami Beach, FL	33160
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (305) 507-8808

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 25, 2013, Net Element International, Inc. (the "Company") entered into a Contribution Agreement (the "Contribution Agreement") with T1T Lab, LLC, a Florida limited liability company ("T1T Lab"), and T1T Group, LLC, a Delaware limited liability company ("T1T Group"), pursuant to which, on September 25, 2013, the Company contributed to T1T Lab all of its membership and participation interests in its subsidiaries Openfilm, LLC, Motorsport, LLC, Splinex, LLC, LegalGuru, LLC and MUSIC 1 LLC (aka OOO Music1) (collectively, the "Disposed Subsidiaries"). The Disposed Subsidiaries constitute all of the Company's interests in online media businesses and operations (referred to herein collectively as the Company's "entertainment assets"). As described further below, following the transactions effectuated pursuant to the Contribution Agreement, the Company currently indirectly owns a minority interest in the Disposed Subsidiaries through its 10% membership interest in T1T Lab. As a result of the Company's contribution of the Disposed Subsidiaries, the Company now has only one reportable business segment, consisting of mobile commerce and payment processing. The Company disposed its entertainment assets in order to focus its business operations on mobile payments, transactional services and related technologies and to reduce the significant expenses associated with developing and maintaining the entertainment assets.

Pursuant to the Contribution Agreement, the Company contributed to T1T Lab all of its membership and participation interests in the Disposed Subsidiaries and agreed to make an initial capital contribution to T1T Lab in the amount of $1,259,000, payable in full or in installments when requested by T1T Lab but in no event later than within the 12-month period after September 25, 2013 (unless such period is mutually extended in writing by the Company and T1T Group). Subject to T1T Lab's prior written approval, a portion of the Company’s initial capital contribution may be made in the form of future services provided by the Company, with the value of such services to be agreed upon in writing between the Company and T1T Group prior to providing such services. The amount of the Company’s initial capital contribution is a negotiated amount required for T1T Lab to acquire the Disposed Subsidiaries. In exchange for such contributions, the Company was issued a 10% membership interest in T1T Lab and T1T Lab assumed $2,162,158 in liabilities (including $2,000,000 owed by the Company to K 1 Holding Limited pursuant to a promissory note dated May 13, 2013) related to the Disposed Subsidiaries. In addition, all intercompany loans payable by the Disposed Subsidiaries to the Company, on the one hand, and by the Company to the Disposed Subsidiaries, on the other hand, were forgiven by the Company and by T1T Lab (as applicable). Total intercompany loans forgiven by the Company (net of the total intercompany loans forgiven by the Disposed Subsidiaries) was approximately $9,864,602. Such intercompany loans forgiveness did not have an impact of the profit and loss of the Company.

Pursuant to the Contribution Agreement, T1T Group agreed to contribute to T1T Lab from time to time when requested by T1T Lab such services and/or cash as determined by T1T Group in its sole and absolute discretion in order to manage and operate the Disposed Subsidiaries and their respective businesses. In exchange for such contributions, T1T Group was issued a 90% membership interest in T1T Lab.

The Contribution Agreement requires T1T Lab's operating agreement to provide that, among other things, (i) the sole and exclusive management rights of T1T Lab (including with respect to the Disposed Subsidiaries and their respective businesses) are vested in T1T Group, (ii) the Company and T1T Group, as the members of T1T Lab, will have an obligation to make additional capital contributions to T1T Lab in proportion to their respective ownership interests in T1T Lab (10% by the Company and 90% by T1T Group) when and if such additional capital contributions are requested by T1T Lab and (iii) the failure to timely make such additional capital contributions to T1T Lab by either member will result in pro rata dilution of such member's ownership interest in T1T Lab.

T1T Group is wholly-owned by Enerfund, LLC (which is wholly-owned by Mike Zoi, a director and majority stockholder of the Company).

The foregoing description of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the Contribution Agreement, a copy of which is attached hereto as Exhibit 2.1.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosures contained under Item 1.01 above are incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(b)	Pro forma financial information.

Unaudited pro forma consolidated balance sheet of the Company as of June 30, 2013 and statements of operations of the Company for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012 and 2011 and the related notes, attached hereto as Exhibit 99.1 and incorporated herein by reference.

(d)	Exhibits.

Exhibit No.	Description

2.1	Contribution Agreement, dated September 25, 2013, among T1T Lab, LLC, Net Element International, Inc. and T1T Group, LLC.

99.1	Unaudited pro forma consolidated balance sheet of the Company as of June 30, 2013, and statements of operations of the Company for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012 and 2011 and the related notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT INTERNATIONAL, INC.

Date: September 25, 2013

By:  _/s/ Jonathan New_____

Name: Jonathan New

Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Contribution Agreement, dated September 25, 2013, among T1T Lab, LLC, Net Element International, Inc. and T1T Group, LLC.

99.1	Unaudited pro forma consolidated balance sheet of the Company as of June 30, 2013, and statements of operations of the Company for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012 and 2011 and the related notes.